EXHIBIT 99.1
ARRIS ANNOUNCES PRELIMINARY AND UNAUDITED
FOURTH QUARTER AND FULL YEAR 2007 RESULTS
Suwanee, Ga. (February 14, 2008) ARRIS Group, Inc. (NASDAQ:ARRS), a global technology leader in the development of advanced cable telephony, next generation high-speed data, demand driven video solutions, operations software and broadband access equipment, today announced preliminary and unaudited financial results for the fourth quarter and full year 2007.
Fourth quarter 2007 revenues of $249.6 million grew by $15.0 million or 6%, as compared to the fourth quarter 2006, but decreased by $5.1 million or 2% as compared to third quarter 2007. Fourth quarter 2007 revenues included approximately $6.6 million of post acquisition sales (December 15, 2007 — December 31, 2007) of former C-COR products. The sequential decline in revenue is predominantly the result of lower sales of E-MTAs. For full year 2007, revenues were $992.2 million, up $100.6 million or approximately 11% as compared to full year 2006 revenues. The revenue growth in 2007 was a result of continuing demand for the Company’s Voice over IP (VoIP) and high speed data and video products as cable operators aggressively sign up customers for the “triple-play” offerings of voice, data and video services.
Non-GAAP net income in the fourth quarter 2007 was $0.16 per diluted share, as compared to the fourth quarter 2006 of $0.32 per diluted share, and as compared to the third quarter 2007 of $0.21 per diluted share. The sequential decline quarter over quarter reflects primarily the lower revenue as well as lower margins associated with the introduction of the ARRIS Universal EdgeQAM (D5) as well as the dilutive effects of the December 2007 closing of the C-COR transaction. GAAP net income in the fourth quarter 2007 was $0.08 per diluted share, as compared to the fourth quarter 2006 of $0.64 per diluted share, and as compared to the third quarter 2007 of $0.25 per diluted share. Net income per diluted share on a non-GAAP and GAAP basis for the full year 2007 were $0.79 and $0.87, respectively, and compare to $1.04 and $1.30, respectively, in 2006. 2007 net income reflects income tax expense of approximately $41.0 million, as compared to an income tax benefit of $34.8 million in 2006 resulting from the reduction of deferred tax valuation allowances during the fourth quarter 2006.
Significant non-GAAP items include: in-process research and development expense, equity compensation expense, amortization of intangibles, restructuring/product line exit accruals and adjustments, certain acquisition gains and expenses, and certain tax benefits and costs. A reconciliation of GAAP to non-GAAP earnings per share is attached to this release and also can be found on the Company’s website (www.arrisi.com).

In conjunction with the acquisition of C-COR, the Company implemented a new organizational structure in December, 2007. As a result, effective with fourth quarter 2007 results, ARRIS began reporting financial results in three segments: Broadband Communications Systems; Access, Transport and Supplies, and Media & Communication Systems. A summary of quarterly revenue and gross margin for each of the segments for 2007 can be found on the Company’s website.
The Company ended 2007 with $391.8 million of cash and short-term investments, which compares to $549.2 million at the end of 2006. The Company generated $52.8 million of cash from operating activities in the fourth quarter and $63.4 million for the year. The Company used $367.6 million of cash in the fourth quarter for the acquisition of C-COR, including related expenses. The Company acquired $120.2 million of cash and short-term investments in connection with the C-COR acquisition.
Order backlog at the end of 2007 was $136.7 million that included approximately $42 million of open orders from C-COR for delivery in the next twelve months. Excluding the impacts from the C-COR acquisition, the Company’s book to bill ratio in the fourth quarter was approximately 1.00.
At the completion of the acquisition of C-COR, the Company recorded the fair value of the assets acquired and liabilities assumed as a result of the transaction. As previously described, the revaluation of certain items will have an impact on future results when compared to historic C-COR results; most notably deferred revenue, deferred cost, amortization expense, inventory and in-process research and development expense. A summary of the anticipated impact of certain key purchase accounting items can be found on the Company’s website.
“2007 was a year of growth and outstanding execution on all fronts for ARRIS”, said Bob Stanzione, ARRIS Chairman & CEO. “Our products achieved continued success throughout the world as we maintained our leadership position in key technology areas. 2007 was also a momentous year for ARRIS. We were able to add significant new products, enhance key customer relationships and substantially add to our outstanding talent pool as we successfully completed the acquisition of C-COR. With the integration of the two companies successfully underway, we now have a more complete portfolio of market leading voice, data, video products and software solutions that will help our customers meet the growing competitive forces that they are facing. Our new technologies have gained early technical and market acceptance and our strong cash position enabled us to make a key strategic acquisition for the future. We are pleased with the acquisition of C-COR and the opportunities in front of the new, combined Company.”

“As we enter 2008, we believe certain short-term dynamics may impact us, particularly in the first half of the year,” said David Potts, ARRIS EVP & CFO. “While we continue to see robust demand from the majority of our customer base, we anticipate that sales to our largest customer will be lower. As a result, we now project that revenues for the Company in the first quarter 2008 will be in the range of $270 to $285 million with non-GAAP net income per diluted share in the range of $0.08 to $0.12 and GAAP net income per diluted share, in the range of $0.00 to $0.04. It is important to note that when comparing both our non-GAAP and GAAP guidance to the sum of historic ARRIS and C-COR results, earnings per share in the first quarter will be adversely affected by approximately $0.03 as a result of purchase accounting impacts, in particular deferred revenue. Looking forward, we continue to believe that demand for our products will be strong as our customers compete to deliver increasingly content rich services to their subscribers.”
ARRIS management will conduct a conference call at 5:00pm EST, today, Thursday, February 14, 2008, to discuss these results in detail. You may participate in this conference call by dialing 888-713-4217 or 617-213-4869 for international calls prior to the start of the call and providing the ARRIS Group, Inc. name, conference passcode 97486089 and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the 5:00pm EST conference call. A replay of the conference call can be accessed approximately two hours after the call through Tuesday, February 19, 2008 by dialing 888-286-8010 or 617-801-6888 for international calls and using the passcode 79832180. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.
ARRIS is a global communications technology company specializing in the design, engineering and supply of technology supporting triple and quad-play broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver reliable telephony, demand driven video, next-generation advertising and high-speed data services. ARRIS products expand and help grow network capacity with access and outside plant construction equipment, reliably deliver voice, video and data services and assure optimal service delivery for end customers. Headquartered in Suwanee, Georgia, USA, ARRIS has R&D centers in Atlanta, Chicago, Beaverton, State College, Wallingford, Ireland and China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at http://www.arrisi.com.
Forward-looking statements:
Statements made in this press release, including those related to:

•	first quarter and 2008 revenues and net income;

•	income tax expense impacts;

•	impacts related to the C-COR Incorporated acquisition;

•	anticipated sales to Comcast;

•	expected sales levels and acceptance of certain ARRIS products;

•	the general market outlook; and

•	the outlook for industry trends
are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the first quarter as well as the general outlook for 2008 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the uncertain current economic climate and its impact on our customers’ plans and access to capital; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2007. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

ARRIS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$290,206	$370,708	$444,020	$441,317	$461,618
Short-term investments, at fair value	101,602	217,845	160,315	134,610	87,575

Total cash, cash equivalents and short-term investments	391,808	588,553	604,335	575,927	549,193

Restricted cash	6,977	3,142	3,136	3,128	3,124
Accounts receivable, net	166,953	130,216	120,680	125,756	115,304
Other receivables	4,330	5,000	6,845	9,888	2,556
Inventories, net	131,792	118,227	90,542	78,186	94,226
Prepaids	5,856	3,626	3,250	3,500	3,547
Current deferred income tax assets	44,939	19,602	23,239	26,818	29,285
Other current assets	4,841	13,703	10,773	4,001	3,717

Total current assets	757,496	882,069	862,800	827,204	800,952

Property, plant and equipment, net	59,156	31,251	30,196	28,076	28,287
Goodwill	455,352	150,569	150,569	150,569	150,569
Intangibles, net	269,893	115	172	230	288
Investments	6,285	8,916	3,151	3,569	3,520
Noncurrent deferred income tax assets	—	16,238	17,294	18,639	20,874
Other assets	10,308	9,084	7,517	7,790	9,067

	$1,558,490	$1,098,242	$1,071,699	$1,036,077	$1,013,557

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$58,852	$35,540	$46,015	$41,337	$60,853
Accrued compensation, benefits and related taxes	26,177	18,857	14,631	9,991	23,269
Accrued warranty	14,370	7,346	7,829	7,968	8,234
Short-term debt and capital leases	35,397	—	—	—	—
Other accrued liabilities	50,503	27,127	28,001	32,411	29,057

Total current liabilities	185,299	88,870	96,476	91,707	121,413
Long-term debt and capital leases, net of current portion	276,773	276,000	276,000	276,000	276,000
Accrued pension	10,455	11,810	12,778	12,420	12,061
Noncurrent income tax payable	5,686	5,262	4,334	4,334	3,041
Noncurrent deferred income tax liabilities	41,796	—	—	—	—
Other long-term liabilities	12,714	5,143	5,288	5,606	5,621

	532,723	387,085	394,876	390,067	418,136

Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,356	1,104	1,102	1,096	1,089
Capital in excess of par value	1,093,498	789,348	782,717	773,839	761,500
Treasury stock	(572)	—	—	—	—
Unrealized gain (loss) on marketable securities	20	(151)	—	1,345	1,297
Unfunded pension losses	(3,358)	(4,462)	(4,462)	(4,462)	(4,462)
Accumulated deficit	(64,993)	(74,498)	(102,350)	(125,624)	(163,268)
Unrealized loss on derivatives	—	—	—	—	(551)
Cumulative translation adjustments	(184)	(184)	(184)	(184)	(184)

Total stockholders’ equity	1,025,767	711,157	676,823	646,010	595,421

	$1,558,490	$1,098,242	$1,071,699	$1,036,077	$1,013,557

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net sales	$249,561	$234,571	$992,194	$891,551
Cost of sales	185,636	165,919	718,312	639,473

Gross margin	63,925	68,652	273,882	252,078
Gross margin %	25.6%	29.3%	27.6%	28.3%

Operating expenses:
Selling, general, and administrative expenses	25,471	22,680	99,879	87,203
Research and development expenses	17,549	15,580	71,233	66,040
Restructuring and impairment charges	39	1,863	460	2,210
Acquired in-process research and development	6,120	—	6,120	—
Amortization of intangibles	2,105	57	2,278	632

	51,284	40,180	179,970	156,085

Operating income	12,641	28,472	93,912	95,993
Other expense (income):
Interest expense	1,611	926	6,614	976
Loss (gain) on investments and notes receivable	282	—	(4,596)	29
Loss (gain) on foreign currency	(16)	(417)	48	(1,360)
Interest income	(5,527)	(4,817)	(24,776)	(11,174)
Gain related to terminated acquisition, net of expenses	—	—	(22,835)	—
Other (income) expense, net	39	(1)	370	268

Income from continuing operations before income taxes	16,252	32,781	139,087	107,254
Income tax expense (benefit)	6,556	(37,374)	40,951	(34,812)

Net income from continuing operations	9,696	70,155	98,136	142,066
Income (loss) from discontinued operations	(126)	97	204	221

Net income	$9,570	$70,252	$98,340	$142,287

Net income per common share — basic:
Net income	$0.08	$0.65	$0.89	$1.33

Net income per common share — diluted:
Net income	$0.08	$0.64	$0.87	$1.30

Weighted average common shares:
Basic	115,261	108,045	110,843	107,268

Diluted	117,060	109,739	113,027	109,490

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Operating Activities:
Net income	$9,570	$70,252	$98,340	$142,287
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,849	2,552	10,852	9,787
Amortization of intangibles	2,105	57	2,278	632
Stock compensation expense	2,193	2,355	10,903	9,423
Deferred income tax provision and income taxes payable	901	(50,159)	7,525	(50,159)
Amortization of deferred finance fees	280	139	1,116	139
Provision for doubtful accounts	(344)	74	140	(174)
Gain related to previously written off receivables	—	—	(377)	(1,573)
Loss (gain) on disposal of fixed assets	15	(59)	182	(61)
Gain on investments	282	—	(4,596)	32
Gain on discontinued operations	125	(97)	(205)	(221)
Gain related to terminated acquisition, net of expenses	—	—	(22,835)	—
Write-off of acquired in-process research and development	6,120	—	6,120	—
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(1,963)	5,362	(17,359)	(32,153)
Other receivables	670	3,065	(1,774)	(2,270)
Inventory	14,499	6,836	(9,502)	19,683
Accounts payable and accrued liabilities	13,641	32,591	(10,744)	50,200
Excess tax benefits from stock-based compensation plans	(888)	(8,907)	(9,157)	(9,445)
Prepaids and other, net	2,779	952	2,517	8,114

Net cash provided by operating activities	52,834	65,013	63,424	144,241

Investing Activities:
Purchases of property, plant, and equipment	(3,934)	(5,648)	(15,072)	(12,728)
Cash proceeds from sale of property & equipment	—	190	3	212
Cash received related to terminated acquisition, net of expenses paid	—	—	10,554	—
Cash paid for hedge related to terminated acquisition	—	—	(26,469)	—
Cash paid for acquisition, net of cash acquired	(318,875)	—	(318,875)	—
Cash proceeds from hedge related to terminated acquisition	—	—	38,750	—
Purchases of available-for-sale securities	(60,740)	(77,575)	(356,366)	(129,475)
Disposals of available-for-sale securities	249,315	20,000	412,217	96,150

Net cash used in investing activities	(134,234)	(63,033)	(255,258)	(45,841)

Financing Activities:
Payment of debt and capital lease obligations	(19)	—	(19)	—
Issuance costs related to stock	(653)	—	(653)	—
Proceeds from issuance of debt	—	276,000	—	276,000
Deferred financing costs paid	—	(7,760)	—	(7,760)
Excess tax benefits from stock-based compensation plans	888	8,907	9,157	9,445
Employer repurchase of shares to satisfy minimum tax withholdings	(1)	—	(3,093)	(2,019)
Proceeds from issuance of stock and other	683	2,520	15,030	12,266

Net cash provided by financing activities	898	279,667	20,422	287,932
Net increase (decrease) in cash and cash equivalents	(80,502)	281,647	(171,412)	386,332
Cash and cash equivalents at beginning of period	370,708	179,971	461,618	75,286

Cash and cash equivalents at end of period	$290,206	$461,618	$290,206	$461,618

ARRIS GROUP, INC.
Supplemental Net Income Reconciliation (unaudited)
Q1 EPS 2008 Guidance

Estimated GAAP EPS	$ 0.00 - $ 0.04
Reconciling Items
Amortization of Intangibles	0.06
Stock Compensation Expense	0.01
Integration Costs	0.01

Subtotal	$ 0.08

Estimated Non GAAP EPS	$ 0.08 - $ 0.12

See the GAAP to Non-GAAP EPS reconciliation for a discussion regarding management’s reasoning for providing this non-GAAP financial measure

ARRIS GROUP, INC.
SUPPLEMENTAL NET INCOME RECONCILIATION
(in thousands, except per share data)
(unaudited)

	Q1 2007		Q2 2007		Q3 2007		Q4 2007		YTD 2007
		Per Diluted		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share
Net income	$37,644	$0.34	$23,274	$0.21	$27,852	$0.25	$9,570	$0.08	$98,340	$0.87

Highlighted items:
Impacting gross margin:
Stock compensation expense	165	—	229	—	196	—	195	—	785	0.01
Write-off discontinued inventory	—	—	—	—	—	—	1,046	0.01	1,046	0.01

Impacting operating expenses:
Gains related to previously written off receivables	(377)	—	—	—	—	—	—	—	(377)	—
Write-off of in-process research and development							6,120	0.05	6,120	0.05
Acquisition Costs							1,415	0.01	1,415	0.01
Amortization of intangibles	58	—	58	—	57	—	2,105	0.02	2,278	0.02
Stock compensation expense	2,491	0.02	3,149	0.03	2,480	0.02	1,998	0.02	10,118	0.09

Impacting net income (loss) from continuing operations:
Gains related to terminated acquisition, net of expenses	(22,835)	(0.21)	—	—	—	—	—	—	(22,835)	(0.20)
Gain on investment	—	—	(1,345)	(0.01)	(3,519)	(0.03)	—	—	(4,864)	(0.04)

Impacting discontinued operations:
Gains related to previously written off receivables	—	—	—	—	(330)	—	—	—	(330)	—

Impacting income tax expense:
Adjustments of income tax valuation allowances and research & development credits and other	(3,246)	(0.03)	—	—	(3,466)	(0.03)	(1,247)	(0.01)	(7,959)	(0.07)

Tax related to highlighted items above	7,754	0.07	(670)	(0.01)	423	—	(2,373)	(0.02)	5,134	0.05

Total highlighted items	(15,990)	(0.14)	1,421	0.01	(4,159)	(0.04)	9,259	0.08	(9,469)	(0.08)

Net income excluding highlighted items	$21,654	$0.20	$24,695	$0.22	$23,693	$0.21	$18,829	$0.16	$88,871	$0.79

Weighted average common shares — diluted		110,988		111,698		112,085		117,060		113,027

	Q1 2006		Q2 2006		Q3 2006		Q4 2006		YTD 2006
		Per Diluted		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share
Net income	$20,723	$0.19	$24,750	$0.23	$26,562	$0.24	$70,252	$0.64	$142,287	$1.30

Highlighted items:
Impacting gross margin:
Stock compensation expense	108	—	112	—	144	—	142	—	506	—
Impacting operating expenses:
Gains related to previously written off receivables	(475)	—	(1,098)	(0.01)	—	—	—	—	(1,573)	(0.01)
Restructuring charges — adjustments to existing accruals	328	—	15	—	4	—	1,863	0.02	2,210	0.02
Amortization of intangibles	218	—	219	—	138	—	58	—	633	0.01
Stock compensation expense	2,140	0.02	2,281	0.02	2,283	0.02	2,213	0.02	8,917	0.08

Impacting discontinued operations:
Restructuring charges — adjustments to existing accruals	(21)	—	(88)	—	(15)	—	(97)	—	(221)	—

Impacting net income (loss) from continuing operations:
Adjustments of income tax valuation allowances and research & development credits	—	—	—	—	—	—	(38,791)	(0.35)	(38,791)	(0.35)

Total highlighted items	2,298	0.02	1,441	0.01	2,554	0.02	(34,612)	(0.32)	(28,319)	(0.26)

Net income excluding highlighted items	$23,021	$0.21	$26,191	$0.24	$29,116	$0.27	$35,640	$0.32	$113,968	$1.04

Weighted average common shares — diluted		109,345		109,670		109,090		109,739		109,490

ARRIS believes that presenting net income and related per share amounts adjusted for the items detailed above provides meaningful information that will allow investors to more easily understand ARRIS’ financial performance and compare its period-to-period results. With respect to stock compensation expense, ARRIS records non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, this non-cash compensation expense may vary significantly. In prior periods, ARRIS highlighted significant losses related to bad debt expense associated with certain customers. ARRIS recognized gains in Q1 of 2006 and 2007 and then again in Q3 of 2007 associated with these previously written off receivables. During the 4th quarter of 2007 ARRIS completed the C-COR acquisition. Due to the acquisition we acquired in process research and development of $6.2 million which was written off during the 4th quarter. With respect to amortization of intangibles, the intangibles being amortized relate to our recent acquisition of C-COR. The $0.9 and $0.1 million relate to inventory of a product line that management decided to discontinue. The restructuring charge and discontinued operations adjustments reflect items that, although they or similar items might recur, are of a nature and magnitude that identifying them separately provides investors with a greater ability to project ARRIS’ future performance. In the second quarter of 2007, ARRIS realized a gain before tax of $1.3 million on its deferred compensation asset that had been previously recorded as an unrealized gain on the balance sheet. During the third quarter of 2007, ARRIS bought and sold investments and realized a gain of $3.5 million. In the third quarter of 2007, a tax benefit of approximately $3.5 million was recorded for a reversal of valuation allowances and research and development tax credits related to a tax credit study that was undertaken for prior years (2001 — 2006). During the first quarter of 2007, ARRIS announced that it entered into a transaction agreement with TANDBERG Television ASA, in which ARRIS was to buy all the outstanding shares of TANDBERG. ARRIS was subsequently outbid by another buyer and the transaction agreement was terminated during the first quarter 2007. ARRIS recorded gains, net before tax, of $22.8 million related to the termination of the transaction (termination fee, foreign exchange gains, and expenses). The net termination fee resulted in a capital gain which provided greater access to prior tax capital losses that had previously been viewed as more likely than not unrealizable. As a result, net income tax valuation allowances totaling $3.2 million were reversed in the first quarter 2007. During the fourth quarter 2007, ARRIS recorded severance costs of approximately $0.5 million related to a reduction in the legacy ARRIS workforce. The workforce reduction was due to an overlap of personnel following the C-COR acquisition. Also during the fourth quarter 2007, ARRIS recorded incremental costs of $0.9 million as a result of the C-COR acquisition. Lastly, during the fourth quarter of 2006, ARRIS reduced a large portion of the valuation allowances related to deferred income tax assets, based on current judgment that the benefits will be realized, and recorded a tax benefit related to research and development credits for the periods 2001 — 2006.
In assessing operating performance and preparing budgets and forecasts, ARRIS’ management considers performance after making these adjustments and believes that providing investors with the same information provides greater transparency and insight into management’s analysis. ARRIS expects to continue providing similar information in the future with schedules reconciling the differences between GAAP and non-GAAP financial measures.